Distribution Agreement

Between

Immune Therapeutics Inc/ TNI Biotech Int. Ltd.

and

Omaera Pharmaceuticals Ltd.

Date: 22— August 2017

Ng

JW

Distribution Agreement

Between

Immune Therapeutics, Inc.,

TNI BioTech International Ltd.,

and

Omaera Pharmaceuticals Ltd

Dated August 22, 2017

THIS AGREEMENT ("Agreement") is made on August 22, 2017 ("Effective Date"), between:

Immune Therapeutics, Inc., a company registered in Delaware, United States of America, operating under the laws of the United States of America, with offices at 37 N Orange Avenue, suite 607, Orlando, Florida 32807, U.S.A. (herein called "Immune Therapeutics" which expression shall, wherever the context so admits include its assigns and successors-in-title) of the First Part, and its wholly-owned subsidiary TNI BioTech International Ltd, a company registered in the British Virgin Islands, operating under the laws of the British Virgin Islands, with offices at Commonwealth Trust Limited of Drake Chambers, PO Box 3321, Road Town, Tortola, British Virgin Islands (herein called "TNI" which expression shall, wherever the context so admits include its assigns and successors-in-title) of the Second Part (Immune Therapeutics and TNI are referred to collectively hereafter as "Supplier"), and

Omaera Pharmaceuticals, a company duly organized under the laws of Kenya under Commercial Register number.C66322, having registered address at Paramount Plaza, 1ST Floor, P.O. BOX 78780-00507 Nairobi, Kenya ("Distributor").

WHEREAS, Immune Therapeutics has developed the Products, as listed in Schedule 2, which it will have manufactured under a separate contract by Acromax Dominicana, SA ("Acromax" or "Third Party Manufacturer"), and

WHEREAS, Immune Therapeutics desires to engage Omaera Pharmaceuticals to distribute the Products; and

WHEREAS, Omaera Pharmaceuticals is willing to distribute the Products, as produced by Acromax for supply to Omaera Pharmaceuticals, for sale in the Territory, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, intending to be legally bound and in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Supplier and Distributor agree as follows:

1 DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, which shall include the schedules hereto, the following words shall have the following meanings:

(a) "**Forecast Period**" means each twelve month period during each Year.

(b) "**Law**" or "**Laws**" means the laws of Kenya.

(c) "**Parties**" means Supplier and Distributor.

(d) "**Post Termination Sales Period**" means a period of six months following termination of this Agreement.

(e) "**Products**" means the products, which the Distributor will purchase from the Supplier during the agreement Period as described in Schedule 2.

(f) "**Registry**" means a registry maintained by any authority in connection with the regulation of The Pharmacy and Poisons Board, "Board"), the drug regulatory authority established under the Pharmacy and Poisons Act, Chapter 244 of the laws of Kenya.

(g) "**Sales target**" means the invoice value, excluding taxes, insurance and transportation costs of any or all of the Products specified in Schedule 2 in respect of each Year or another amount as may be agreed in writing between the parties or otherwise determined pursuant to this Agreement in relation to any Year.

(h) "**Sales**" shall mean the quantities of Products sold by Distributor, the buyers of such products, and the prices charged and received by Distributor for such Products.

(i) "**Specifications**" means parameters set forth in the regulatory approvals received from the Board as they may be amended or supplemented from time to time, and applicable Law.

(j) "**Specified Prices**" means the prices specified in Schedule 1.

(k) "**Territory**" means Republic of Kenya, Republic of Uganda, the United Republic of Tanzania, Republic of Burundi and Republic of Rwanda.

(l) "**Trademark**" means the mark "Lodonal" United States application serial no. 86009275 filed July 12, 2013, and any other marks used by Immune Therapeutics with the Product in the Territory during the term of this Agreement.

(m) "**Year**" means the period of twelve months period from January 1st to December 31st and each consecutive period of 12 months thereafter during the term of this Agreement.

1.2 References to clauses and schedules are to the clauses of, and schedules to this Agreement and all the supply terms and conditions shall form part of and shall be deemed to be incorporated in this Agreement.

1.3 Headings are for convenience only and shall be ignored in interpreting this Agreement.

2. APPOINTMENT AND EXCLUSIVITY

2.1 The Supplier hereby appoints the Distributor as its exclusive distributor in Kenya to market and distribute Products in the Territory, and to use the Trademark in the Territory solely in connection with marketing, selling and distributing the Product, and the Distributor agrees to act in that capacity, on the terms of and subject to the conditions of this Agreement.

2.2 For purposes of this Agreement, "exclusive" shall mean that during the Term of this Agreement, Distributor shall not promote or distribute the Product supplied to it under this Agreement by Supplier outside the Territory, nor shall Distributor sell such Product to any purchaser that Distributor knows, or reasonably ought to know, intends to resell or redistribute the Product outside the Territory. For avoidance of doubt, nothing in this Agreement shall preclude or limit Supplier from marketing, promoting, manufacturing, purchasing, packaging, re-packaging, distributing, or selling another product that contains the same active ingredients as the Product outside the Territory. Distributor will also refrain from establishing any branch or maintaining any distribution depot outside the Territory for the sale of the Products.

2.3 If, during the term of this Agreement, Supplier develops or otherwise acquires any modifications to the formulation of the Product that are able to be licensed, such modifications shall be the sole and exclusive property of the Supplier; the Distributor shall have the right of first offer as to prices, to become Supplier's exclusive distributor in the Territory with respect to those modifications, under substantially the same terms as those herein (other than prices), except to the extent such terms are inconsistent with the modification.

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3. **SUPPLY**

3.1 Production by Third Party Manufacturer. It is understood and agreed between Supplier and Distributor that the Product shall be manufactured by Acromax under a written agreement between Supplier and that Acromax. Supplier shall at all times during the term hereof be responsible for the performance of the Acromax, and shall be responsible to Distributor for performance of all of the duties and obligations hereunder which may actually be performed on behalf of Supplier by Acromax, including but not limited to, meeting agreed spécifications such as timely delivery.

3.2 Delivery and Risk of Loss. Supplier shall make deliveries of Product(s) to Distributor's facility within the period that is no more than 7 days before or 14 calendar days after Distributor's delivery date specified in a purchase order. Title to Products shall remain with Supplier and shall not pass to Distributor until payment in full for the Products has been received by Supplier in accordance with clause 4.2. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in Distributor's purchase order or Supplier's invoice or confirmation. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby rejected, unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance.

3.3 Forecasts.

3.4. Minimum Orders

a. Distributor will be required in each year of this Agreement to order the minimum number of pills specified in the following table ("Minimum Purchase Commitment"):

YEAR	**No. of Patients**	**Cumulative No. of Patients**	**Minimum Total No. of Pills to be Ordered**
First Half of First Year	6,000	6,000	1,080,000 Pills
Second Half of First Year	14,000	20,000	3,600,000 Pills
Second Year	20,000	40,000	14,400,000 Pills
Third Year	40,000	80,000	28,800,000 Pills

b. If the number of Products purchased by Distributor from Supplier does not in the three-year period (three "Year") beginning on the Effective Date, or in any twelve-month period beginning on Minimum Purchase Commitment for that period (as defined in the table above), Distributor shall, at its option, either (a) buy the quantity of Product required to meet that period's Minimum Purchase Commitment, or (b) pay to Supplier the net profit that Patent Laboratories would have obtained from the sale of that Minimum Purchase Commitment of Product, at the rate specified in Schedule 1 or a higher rate if to the extent that Supplier may have increased the price per pill. In addition, specified prices may affect Minimum Purchase Commitment (as defined in the table above) .

c. If this Agreement is extended beyond the Initial Period in accordance with section 10.1 below, for each Year beginning with the fourth Year, the minimum quantity of Product to be purchased shall be not less than 95 percent of the quantity of Product actually purchased by Distributor in the

immediately preceding Year. In addition, if Distributor fails to purchase at least the Minimum Purchase Commitment of Product applicable for the third year in each of the following two (2) consecutive Years, Supplier shall have the right to terminate this Agreement, or to convert this Agreement into a non-exclusive agreement, at Supplier's sole option.

3.5 Conformance to Specifications. Supplier will order the Product from Acromax for shipment to Distributor in accordance with the specifications set forth in the regulatory approvals received from the Board as they may be amended or supplemented from time to time, and applicable Law. Distributor shall be promptly and fully advised of any new instructions or Specifications required by the Board or by law and the Parties shall confer with respect to the best mode of compliance with such requirements.

4. PRICING AND PAYMENT

1. 4.1The Specified Prices for the Product shall be as set forth on Schedule 1. Price per pill and carton is quoted Carriage Paid To (CPT) as defined in Incoterms 2010 Rules, comprising:
   a. the cost per pill and carton;
   b. the cost of freight from Acromax to the port in the Territory specified by Distributor in purchase orders as the place for delivery of Product.

4.2 Invoicing and Payment.

a. Supplier shall invoice Distributor for each shipment at the time of such shipment.

b. During the first 12 months of this Agreement, Distributor will pay the full amount of each invoice in cash, without any deductions, by means of bank transfer on or before or upon the date of shipment.

c. Following the first year of this Agreement, Supplier will provide 30 days credit terms from the date of invoice for payment. Supplier shall have the right to vary the credit made available to Distributor, and to restrict supplies, if Distributor fails to make payments in accordance with terms.

3. If Distributor fails to make any payment when due under this Agreement, Supplier shall:

a. Have the absolute authority to retake, sell or otherwise deal with or dispose of all or any of the Products in which title remains vested in Supplier; and

b. Be entitled to seek a court injunction to prevent the Distributor selling, transferring or otherwise disposing of the Products.

c. Be entitled to make this Agreement non-exclusive, and to terminate the restrictions on Supplier specified in clause 2.1; or

d. Be entitled to withdraw the supply of the relevant Product; in any such case by giving three months' notice thereof to the Distributor.

4.4 On 1st January and 1st July in each year, the Supplier may review the Specified Prices and shall give the Distributor not less than 30 days' notice of any changes to those prices. No such change in Specified Price shall affect any order for Product in effect before the effective date of a price change.

4.5 All transportation costs and all expenses, costs and charges incurred by Distributor in the performance of its obligations hereunder shall be paid by Distributor.

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5. DISTRIBUTOR'S UNDERTAKINGS

The Distributor undertakes and agrees with the Supplier at all times during the term of this Agreement:

5.1 To purchase the Products only from the Supplier and use its best endeavours to actively distribute and sell the Products in the Territory either directly to hospitals and pharmacies, and at all times to liaise with the Supplier where requested by the Supplier to meet requests for information on the Products by hospitals, pharmacies and at all times to monitor the market for the Products in the Territory.

5.2 To disclose to the Supplier the extent to which it directly or indirectly within the Territory, distributes, manufactures, purchases, sells or is concerned with any goods of the same description as or which compete with the Products.

5.3. To recruit a sales and promotion team responsible for meeting the agreed business plan (Sales target) within territory.

5.4 To utilize its marketing personnel to promote selling, distributing and all marketing process of the Supplier's products throughout the Territory. Every three months Distributor will report to Supplier in writing the Sales for the three-month period, and Distributor's marketing activities.

5.5 To use its best endeavors to promote and sell the Products in the Territory and to expand the sale of the Products to meet demand, using all reasonable and proper means and not to do anything which may hinder or interfere with such sales and to employ a sufficient number of suitably qualified personnel to ensure the proper fulfillment of the Distributor's obligations under this Agreement;

6. No later than three months of the date of this Agreement; to purchase and hold a minimum of three months stock of the Products on a firm purchase basis throughout the term of this Agreement to meet anticipated market demand, and keep all stocks of the Products as it may hold in conditions appropriate for the storage of such stocks and to provide appropriate security for stocks all at its own cost;

7. Not to represent itself as an agent of the Supplier for any purpose nor to pledge Supplier's credit, or give any condition or warranty or make any representation on Supplier's behalf, or commit Supplier to any contracts, nor without Supplier's prior written consent make any promises or guarantees with reference to Products beyond those contained in the material supplied by Supplier or otherwise incur any liability on behalf of Supplier;

8. To inform Supplier immediately of any changes in ownership or control of Distributor and of any change in its organization or method of doing business which might affect the performance of Distributor's duties under this Agreement;

9. During the Term of this Agreement, to keep full and proper books of account and records (and to submit details of the same in reports to Supplier at the end of each month or at regular intervals as determined by Supplier) showing clearly all enquiries, quotations, transactions and proceedings relating to Products including details of sales of each type of Product, service stock, outstanding customer orders and orders placed by Distributor with Supplier still outstanding and any other information relating to the performance of its obligations under this agreement which Supplier may reasonably require from time to time. Such records shall be sufficient to enable the immediate recall of any batches of Products or any of them from the retail or wholesale markets and shall include records of deliveries to customers (including details of batch numbers, expire date, delivery date, name and address of customer, and telephone number).

10. To allow the authorized representatives of Supplier or their duly appointed agents to have access to the premises of Distributor at all reasonable times during the period of this Agreement and during the Post Termination Sales Period for the purpose of inspecting the aforesaid books and records.

11. To sell Products as packed and presented by Supplier and to refrain from making any alteration or modification to Products or packaging or material supplied by Supplier without Supplier's prior written consent.

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12. To promptly inform Supplier of any correspondence from the Board regarding the Product that would materially affect Distributor's ability to meet its obligations under this Agreement. Distributor shall notify Supplier promptly of any materially adverse inspections by the Board or other regulatory authorities which pertain to the Product or to the facilities of such Party or its affiliates where the Product are being manufactured or stored, or any occurrences or information that arise out of Supplier' manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning the Product or which might otherwise be reasonably expected to adversely affect the supply by Supplier of Product to Distributor.

13. To use the Trademark in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the Trademark or the goodwill and reputation of Supplier. Distributor acknowledges Immune Therapeutics' ownership of the Trademark and related goodwill, both in the Territory and outside the Territory.

6. ORDERS

6.1 Distributor shall be responsible for maintaining adequate levels of stock to meet demand in the Territory and shall give the Supplier three months' written notice in advance, of its estimated requirements of the Products for each Forecast Period and shall promptly notify the Supplier of any changes in circumstances that may affect its requirements. The Distributor shall provide the Supplier with a minimum of 45 days written notice in respect of all firm orders made for Product in accordance with this Agreement.

6.2 Supplier undertakes to use its reasonable endeavors to meet all orders for Products forwarded to the Supplier by Distributor in accordance with Supplier's standard terms and conditions as described in this Agreement.

7. SUPPLIER'S UNDERTAKINGS

The Supplier undertakes:

7.1 To supply Products to Distributor for resale in the Territory.

7.2 To provide such information and support as may reasonably requested by Distributor to enable it properly and efficiently to discharge its duties under this Agreement.

7.3. To support and supervise the Distributor's marketing activities across the Territory.

7.4. To communicate directly with Distributor's customers and to keep Distributor informed on all such communications. Distributor shall be always responsible for all the marketing and sales activities within the Territory during the active period of this authorization.

7.5. To provide Distributor with all needed marketing and technical information and/or data requested by Distributor in relation to Products at any time.

7.6. Not to sell any product(s) similar to Products within the Territory.

8. PRODUCT REGISTRATION

8.1 Supplier shall perform all regulatory functions in accordance with applicable Law and requirements of the Board, including the filing of all annual and other reports or filings required by the Board, and all other regulatory and governmental permits, licenses and approvals for the Product in accordance with the terms of this Agreement. Both the Parties will communicate with each other with regard to any regulatory issues that may arise before or after the final approval.

8.2 Distributor shall keep Supplier informed at all times of the status of the Product registrations and any change thereto, including providing copies of all relevant documents on request.

e. Supplier' execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.

f. Supplier is not debarred and Supplier has not and will not knowingly use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992.

g. Supplier has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for Supplier to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to Supplier.

h. That the Product does not violate or infringe the intellectual property rights of any third party.

i. Supplier's Third Party Manufacturer's facility and all Product supplied hereunder shall comply with all laws and meet all Specifications, and Supplier shall perform and document all manufacturing and supply activities contemplated herein in compliance with all applicable laws. Without limiting the foregoing, at the time of delivery to Distributor, none of the Product shall be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, or equivalent regulations promulgated by the Board in the Territory, as amended and in effect at the time of shipment.

j. All Product(s) supplied by Supplier under this Agreement shall least eighty five (85%) percent shelf life remaining at the time of delivery of such Product(s) to Distributor or its designee.

k. Title to all Product(s) provided to Distributor under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

l. The manufacture and supply of Product(s) hereunder shall not infringe or misappropriate any intellectual property right of any third party.

10 TERM AND TERMINATION

10.1 Term. The Term of this Agreement shall commence on the Effective Date and shall continue for a period of three years ("Initial Period"), unless earlier terminated in accordance with the provisions of this Agreement. This Agreement shall automatically be extended for additional periods of one year following the Initial Period (each an "Additional Period"), unless either Party gives written notice to the other, at least one hundred and eighty (180) calendar days prior to the end of the Initial Period or each Additional Period, of its intention not to extend the Term of this Agreement.

10.2 Termination.

a. This Agreement may be terminated by mutual written agreement of the Parties or by either Party upon forty-five (45) calendar days' prior written notice to the other Party if such other Party breaches any material provision or warranty of this Agreement and fails to cure that breach within such forty-five (45) calendar day period; provided, however, that if the breaching Party is diligently pursuing a cure in good faith, the cure period shall be extended for such reasonable time as may be necessary to enable the breaching Party to complete such cure. In the event that a cure period relevant to a breach by Supplier is extended beyond the forty-five (45) calendar day period as set forth in the previous sentence, then Distributor shall have the right to use alternative site(s) for the manufacture of the Product. Upon the cure of the breach by Supplier, Supplier shall resume manufacturing subject to the mutual agreement of the Parties, which shall not be unreasonably withheld. Any notice of material breach under this Section shall specify the default complained of, setting forth the underlying reasons for its belief a default has occurred and the remedy sought. The Party allegedly in default may cure the asserted breach or pursue the dispute resolution and arbitration process specified in Section 11.8 within the notice period. If arbitration is demanded the

8.3. On termination of this Agreement for any reason, Distributor will immediately and at no charge assign or transfer the benefit of the Product Registrations or Registration applications and all associated rights and any other permits, licenses, registrations or applications obtained in respect of this Agreement or the Products to Supplier where legally possible, or to another party as Supplier in their sole discretion may direct and the parties shall co-operate in every way to achieve such assignment or transfer including without limitation providing all documents related with the Product Registrations (such as original Product registrations issued and executing and providing proper transfer agreements or other necessary documents) within three months of the request.

9. REPRESENTATIONS AND WARRANTIES

9.1 Distributor warrants and represents the following:

a. Distributor is a corporation duly organized, validly existing and in good standing under the laws of Kenya.

b. Distributor has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind Distributor to the terms set forth herein.

c. Distributor's execution of this Agreement and performance of the terms set forth herein will not cause Distributor to be in conflict with or constitute a breach of any agreement or understanding with any third party.

d. To Distributor's knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the matters set forth herein.

e. Distributor's execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.

f. Distributor has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for Distributor to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to Distributor.

g. If at any time any of these representations and warranties is no longer accurate, Distributor shall immediately notify Supplier of such fact.

9.2 Supplier warrants and represents the following:

a. Immune Therapeutics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

b. Supplier has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources, facilities and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind Supplier to the terms set forth herein.

c. Supplier' execution of this Agreement and performance of the terms set forth herein will not cause Supplier to be in conflict with or constitute a breach of any agreement or understanding with any Third Party.

d. To Supplier' knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the matters set forth herein.

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Agreement shall continue in full force and effect as if the alleged breach had not occurred, pending the outcome of such arbitration.

b. Either Party may terminate this Agreement on immediate notice if at any time the other Party: (a) voluntarily files in any court pursuant to any statute of any governmental authority a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of such Party or of its assets; (b) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) calendar days after the filing thereof; (c) shall be a Party to any dissolution or liquidation; or (d) makes a general assignment for the benefit of creditors.

c. Supplier may terminate this agreement if Distributor fails to launch the Product one hundred and twenty (120) calendar days after the Effective Date, provided Supplier has made the Product available for launch to Distributor.

d. Termination of this Agreement for any reason shall be without prejudice to: (a) Supplier' right to receive all payments due from Distributor, if any, as of the effective date of such termination; (b) Distributor's right to receive all payments due from Supplier, if any, as of the effective date of such termination; (c) Distributor's right to sell such Product remaining in its inventory, and at Distributor's option, Distributor may elect to take delivery of and sell Product covered by any purchase order issued by Distributor prior to the effective date of termination; and (d) any other legal, equitable, or administrative remedies as to which either Party is or may become entitled. Also Distributor shall be entitled to fulfill all existing contracts and all existing purchase orders after any termination whatsoever, and Supplier shall supply the required Product therefore as provided for above in Section 4.3.

11 MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Agreement shall by governed by the laws of Kenya.

11.2 Confidentiality. The existence of this Agreement and its terms, and all communications between the Parties and their representatives relating to the subject matters of this Agreement shall be considered Confidential Information under the existing Confidentiality Agreement between Distributor (or its Affiliate) and Supplier, and shall not be disclosed by either Party except as authorized by the Confidentiality Agreement or required by law. All confidential communications between the Parties pertaining to legal matters shall be conducted subject to a Common Interest Privilege Agreement between the Parties.

11.3 Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law in order to carry out its duties and obligations hereunder.

11.4 Independent Contractors. This Agreement shall not constitute or give rise to any employer-employee, agency, partnership, or joint venture relationship among or between the Parties, and each Party's performance hereunder is that of a separate, independent entity in pursuit of a common purpose.

11.5 No Modification. None of the terms of this Agreement shall be amended or modified except in writing signed by both Parties.

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Distributor and Supplier and their successors and assigns of all or substantially all of either Party's business or assets. Any change of control of either Party shall not affect either Party's rights or obligations under this Agreement. Except for an assignment to an Affiliate of a Party, neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Each Party shall be entitled to assign all or any of its rights or obligations under this Agreement to an Affiliate or to a successor entity by way of merger or acquisition of substantially all of the assets of the assigning Party; provided the Affiliate or other successor entity expressly assumes those

rights, duties and obligations under this Agreement and the Agreement itself, and the Affiliate or other successor is a financially capable business entity. The assigning Party shall provide the other Party written notice of any such assignment pursuant to this Section as soon as practicable thereafter. Any assignment or transfer in contravention of this Agreement shall be null and void.

11.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof and supersedes all previous term sheets, correspondence and any and all other writings and understandings.

11.8 Dispute Resolution / Arbitration. All disputes between the Parties relating to or arising out of this Agreement, including but not limited to disputes, claims, defenses involving or requiring the interpretation, validity, enforceability, alleged breach or performance of this Agreement, shall be subject to the following dispute resolution procedure.

If the Parties cannot resolve their dispute through non-binding mediation, then the matter shall be finally settled under the auspices of and in accordance with the then-current Commercial Rules of the [London, UK] Arbitration Association. The arbitration proceedings shall be conducted at a location, date and time determined by the arbitrator(s). In the event of a conflict between the procedures set forth herein and the Commercial Rules, the procedures set forth in this Section shall take precedence.

If monetary claims asserted in the arbitration are less than $100,000, the dispute shall be heard and decided by a single arbitrator, but if any monetary claim is in excess of $100,000, the dispute shall be heard and decided by a panel of three arbitrators. If a three-person panel of arbitrators is employed, then all decisions by the panel shall be by a majority of the arbitrators.

The arbitrator(s) shall allow the parties to obtain discovery as may reasonably be requested by a Party, including use of interrogatories, depositions, and inspections of things or land.

The arbitration shall be conducted over the course of consecutive business days and weeks. The hearing shall be recorded stenographically and a transcript prepared if requested by either Party. The expense of such hearing shall be borne equally by the Parties. Not less than ten (10) calendar days prior to the hearing, the Parties shall submit briefs to the arbitrator(s) setting for each Party's contentions concerning the facts and the law. Within thirty (30) calendar days following the close of the hearing, the Parties shall submit post-hearing briefs to the arbitrator(s). Within thirty (30) calendar days after the timely submission of post-hearing briefs, the arbitrator(s) shall enter a written award concisely setting forth the grounds for the decision.

The arbitrator(s) shall decide the dispute by applying the law selected by the Parties in this Agreement.

The decision of the arbitrator(s) shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction.

Nothing in this Section restricts either Party's freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek emergency legal or equitable remedies necessary to preserve or restore the status quo ante pending the outcome of arbitration.

11.9 Limitation of Liability. With the exception of matters of confidentiality or indemnification, in no event shall either Party or their respective Affiliates be liable to the other Party or its Affiliates for special, punitive, indirect, incidental, exemplary or consequential loss or damage, or for lost profits, based on a contract, tort, or any other legal theory, arising out of any breach of this Agreement or otherwise relating to the subject matter of this Agreement, except as may be specifically and expressly stated in this Agreement.

11.10 Severability. To the extent any provision or Term of this Agreement is or becomes unenforceable or invalid by operation of Law, such invalidity shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith a substitute provision that to the extent possible accomplishes the original business purpose of the provision held to be unenforceable or invalid.

11.11 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning. The Parties acknowledge that each Party and its legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The Article and section headings and captions are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.12 No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective Affiliates, and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.13 Further Acts. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time give full effect to the terms of this Agreement.

11.14 Press Releases. All press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be prepared and issued only with the prior mutual consent of Distributor and Supplier, except that Distributor may disclose freely that Supplier is the manufacturer of the Product, and the Parties may otherwise make such disclosures as are required by law.

11.15 Costs. Each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, except as otherwise provided herein.

11.16 Legal Expenses. If Distributor and Supplier or either of them is sued for patent infringement in connection with the Product in the Territory during the Term of this Agreement, then Supplier shall have the right to control the defense of such litigation, to select and direct counsel, and to decide whether to settle or try any case. Supplier shall bear the cost discovery requests and producing documents and things as may be necessary for the defense of such litigation.

11.16 Notices. Any notices given under this Agreement shall be in writing, sent by overnight delivery by a nationally recognized service (e.g. FedEx) and shall be deemed effective on the date of mailing. Unless otherwise changed by notice in writing, notices may be served at the following addresses:

If to Immune Therapeutics
37 North Orange Avenue, suite 609
Orlando, Florida 32809
United States of America
Att: Chief Executive Officer

If to Omaera Pharmaceuticals
Paramount Plaza 1st Floor,
P.O. BOX 78780-00507, Nairobi,
Kenya
Att: Managing Director

11.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which is to be considered an original and taken together as one and the same document. Faxed or electronic images of signatures shall be effective as an original.

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11.18 Survival. Any provision of this Agreement, which by its nature must survive termination or expiration in order to achieve the fundamental purposes of this Agreement, shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed on the day and year first above written by their duly authorized officers.

Immune Therapeutics, Inc

By: Noreen Griffin

Title: Chief Executive Officer

Omaera Pharmaceuticals

By: Dr. John Njoroge

Title: Managing Director

TNI BioTech International, Ltd

By: Noreen Griffin

Title: Chief Executive Officer

OMAERA PHARMACEUTICALS LTD.
1ST FLOOR, PARAMOUNT PLAZA
P. O. Box 78780 - 00507
NAIROBI, KENYA.